Exhibit 10.8

Venaxis, Inc.

Non-Employee Director Compensation

Type of Compensation	Amount
Monthly Cash Retainer for Non-Employee Directors	$ 1,000
Stock Option Awards	(1)
Other Compensation	(2)

___________________

(1)
Non-employee directors typically receive a stock option award upon joining the Board, that is two times the annual grant, and then typically receive annual grants, which may be pro-rated in the first year after joining the Board.  In 2014 the annual grant was stock options to acquire 34,000 shares of common stock.  The non-executive Chair of the Board typically receives an annual grant that is 150% of the non-employee director annual grant.

(2)	Directors are reimbursed for out-of-pocket expenses.